Exhibit 10.5

FIFTH AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT
This FIFTH AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of February 24, 2026 (the “Effective Date”), is entered into by and among Ares Management Corporation, a Delaware corporation (the “Parent”), Ares Holdings L.P., a Delaware limited partnership (“Ares Holdings”), all other Persons (as defined herein) in which the Parent or any of its Subsidiaries (as defined herein) acquires a partnership interest or similar interest after the Effective Date and who execute and deliver a joinder contemplated in Section 7.12 (together with Ares Holdings, the “Partnerships”), Ares Owners Holdings L.P., a Delaware limited partnership (“AOH”), Alleghany Insurance Holdings LLC, a Delaware limited liability company (“Alleghany”) and each of the parties set forth on Schedule A maintained by the Parent (the “Limited Partners” and together with AOH and Alleghany, the “TRA Holders”).
RECITALS
WHEREAS, TRA Holders directly or indirectly hold limited partnership interests in each of the Partnerships (“Partnership Units”), and each of the Partnerships is classified as a partnership for U.S. federal income tax purposes;
WHEREAS, as of the Effective Date, the Parent or its direct or indirect Subsidiary is the general partner of the Partnership in which the Parent owns an interest;
WHEREAS, pursuant to and subject to the provisions of the Exchange Agreement (as defined below), TRA Holders are entitled to surrender Partnership Units to the Partnerships in exchange for the delivery by the Partnerships of Class A Shares, cash or other consideration and the general partners of the Partnerships have a superseding right to acquire such Partnership Units for Class A Shares, cash or other consideration;
WHEREAS, each of the Partnerships will, and certain of their direct and indirect Subsidiaries that are treated as partnerships for U.S. federal income tax purposes may, have in effect an election under Section 754 of the Code, for each Taxable Year in which a taxable exchange of Partnership Units for Class A Shares, cash or other consideration occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Partnerships at the time of such an exchange of Partnership Units for Class A Shares, cash or other consideration (collectively, an “Exchange”, the date of such Exchange, the “Exchange Date”, and such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Reference Assets”) by reason of such Exchange and the receipt of payments under this Agreement;
WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Partnerships solely with respect to the Parent may be affected by the Basis Adjustment (as defined below) and (ii) the Parent may be affected by the Imputed Interest (as defined below);
WHEREAS, effective as of March 1, 2018, Ares Management, L.P., a Delaware limited partnership and the predecessor of the Parent (“Ares LP”), elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(c) (the “Tax Election”);
WHEREAS, certain of the parties to this Agreement entered into the Amended and Restated Tax Receivable Agreement, effective as of March 1, 2018, to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Parent (and, prior to the Internal Restructuring (as defined below), Ares Holdings Inc., a Delaware Corporation (“Holdings Inc.”);
WHEREAS, effective as of November 26, 2018, Ares LP filed with the Secretary of State of the State of Delaware a Certificate of Conversion to convert to the Parent, in accordance with the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act (the “Conversion”);

WHEREAS, certain of the parties to this Agreement entered into the Second Amended & Restated Tax Receivable Agreement, effective as of November 26, 2018 (the “A&R Agreement”), in connection with the Conversion, on the terms and subject to the conditions set forth therein;
WHEREAS, effective as of April 1, 2021, (a) Holdings Inc. merged with and into Ares Holdco LLC (“Ares Holdco LLC”), with Ares Holdco LLC continuing as the surviving entity, (b) Ares Offshore Holdings, Ltd. merged with and into Ares Silo Merger Sub LLC (“Merger LLC”), with Merger LLC continuing as the surviving entity, (c) Merger LLC merged with and into Ares Holdco LLC, with Ares Holdco LLC continuing as the surviving entity, (d) Ares AI Holdings, L.P. merged with and into AI Holdco LLC (“AI Holdco LLC”), with AI Holdco LLC continuing as the surviving entity, (e) AI Holdco LLC merged with and into Ares Holdco LLC, with Ares Holdco LLC continuing as the surviving entity, (f) AOF Holdco LLC merged with and into Ares Holdco LLC, with Ares Holdco LLC continuing as the surviving entity, (g) Ares Investments L.P. merged with and into Ares Holdings, with Ares Holdings continuing as the surviving entity, and (h) Ares Offshore Holdings Delaware L.P. merged with and into Ares Holdings, with Ares Holdings continuing as the surviving entity (collectively, the “Internal Restructuring”);
WHEREAS, in connection with the Internal Restructuring, certain of the parties to this Agreement entered into this Third Amended and Restated Tax Receivable Agreement, effective as of April 2, 2021 (the “Third A&R Agreement”); and
WHEREAS, on May 1, 2023, certain parties to the Agreement amended and restated the Third A&R Agreement in the form of the Fourth A&R Agreement; and
WHEREAS, certain parties to the Agreement now desire to amend and restate the Fourth A&R Agreement as set forth below.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.
“A&R Agreement” is defined in the Recitals of this Agreement.
“Advisory Firm” means Kirkland & Ellis LLP, other advisors as indicated by the Parent or any other accounting firm or law firm that is nationally recognized as being expert in Tax matters and that is designated as such by the Board.
“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided or made available by the Parent to TRA Holders or the Principals, as the case may be, and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered or made available to the TRA Holders or the Principals, as the case may be.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means SOFR plus 100 basis points.
“Agreement” is defined in the Preamble of this Agreement.
“AI Holdco LLC” is defined in the Recitals of this Agreement.

“Alleghany” is defined in the Preamble of this Agreement.
“Amended Schedule” is defined in Section 2.04(b) of this Agreement.
“AOH” is defined in the Preamble of this Agreement.
“AOH Partnership Agreement” means the limited partnership agreement of AOH.
“AOH Units” means limited partnership interests in AOH.
“Ares Group” means, collectively, the Parent, the Partnerships and any other entity designated by the Board as being a member of the Ares Group.
“Ares Holdco LLC” is defined in the Recitals of this Agreement.
“Ares Holdings” is defined in the Preamble of this Agreement.
“Ares LP” is defined in the Recitals of this Agreement.
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, codified as 11 U.S.C. Section 101 et seq.
“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 1012, 732, 734(b), 743(b) and 754 of the Code and, in each case, comparable sections of U.S. state and local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange and the payments made pursuant to this Agreement. In the case of an interest in a Partnership that owns a Reference Asset and that has been the subject of an Exchange, if at any time after such Exchange, the interest is transferred to (i) the Parent or (ii) any entity that is owned directly or indirectly in whole or in part by the Parent or that is a member of an affiliated or consolidated group of corporations described in Section 7.11(b) that includes the Parent, the Basis Adjustment for such Reference Asset shall include, to the extent reasonably determined to be appropriate by the Parent, any adjustment to the tax basis of the Reference Asset under Sections 1012, 732, 734(b), 743(b) and 754 of the Code and, in each case, comparable sections of U.S. state and local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of such transfer to the extent such adjustment does not exceed the unamortized Basis Adjustment for the Reference Asset as determined immediately before such transfer. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Partnership Units shall be determined separately for each such Exchange and without regard to any Pre-Exchange Transfer of such Partnership Units and as if any such Pre-Exchange Transfer had not occurred.
A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“Board” means the board of directors of the Parent.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the U.S. government or the State of New York shall not be regarded as a Business Day.
“Change of Control” means the occurrence of any of the following events:
(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, excluding a group of Persons, which, if it includes any Principal or any of its Affiliates, includes all Principals then employed by the Parent or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent representing more than 50% of the combined voting power of the Parent’s then outstanding voting securities; or
(ii) the stockholders of the Parent approve a plan of complete liquidation or dissolution of the Parent or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Parent of all or substantially all of the Parent’s assets, other than such sale or other disposition by the Parent of all or substantially all of the Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Parent in substantially the same proportions as their ownership of the Parent immediately prior to such sale.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the stock of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions, or (ii) as a result of the Conversion.
“Class A Shares” means shares of Class A common stock of the Parent.
“Code” means the Internal Revenue Code of 1986.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Conversion” is defined in the Recitals of this Agreement.
“Default Rate” means SOFR plus 500 basis points.
“Delaware General Corporation Law” means the General Corporation Law of the State of Delaware, 8 Del. C. § 101, et seq.
“Delaware Revised Uniform Limited Partnership Act” means the Revised Uniform Limited Partnership Act of the State of Delaware, 6 Del. C. §17-101, et seq.
“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state and local and foreign tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD (Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment)) that finally and conclusively establishes the amount of any liability for Tax.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Notice” is defined in Section 4.02 of this Agreement.
“Early Termination Objection Notice” is defined in Section 4.02 of this Agreement.
“Early Termination Schedule” is defined in Section 4.02 of this Agreement.
“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.
“Early Termination Rate” means the lesser of (i) 6.5% and (ii) the Agreed Rate.
“Effective Date” is defined in the Preamble of this Agreement.
“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means the Sixth Amended and Restated Exchange Agreement dated as of May 8, 2025, among the Parent, the Partnerships and the other parties thereto, as such agreement may be amended, amended and restated or otherwise modified from time to time.
“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.
“Exchange Date” is defined in the Recitals of this Agreement.
“Exchange Payment” means any Tax Benefit Payment or Early Termination Payment required to be made by the Parent to the TRA Holders under this Agreement.
“Exchange Price” is the amount of cash, Class A Shares or other consideration transferred to a holder of Partnership Units pursuant to an Exchange as payment for the exchanged Partnership Units, other than amounts payable pursuant to this Agreement.
“Expert” is defined in Section 7.09 of this Agreement.
“Holdcos” means, collectively, the Parent and any other entity designated as a Holdco by the Board.
“Holdings Inc.” is defined in the Recitals of this Agreement.
“Imputed Interest” means any interest imputed under Section 1272, 1274, 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to payment obligations under this Agreement.
“Internal Restructuring” is defined in the Recitals of this Agreement.
“IRS” means the U.S. Internal Revenue Service.
“Limited Partner” is defined in the Preamble of this Agreement.
“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed (the “National Exchange”), as reported in the principal consolidated transaction reporting system of the National Exchange. If the closing price is not so reported on the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the National Exchange, as reported in the principal consolidated transaction reporting system of the National Exchange. If the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Parent in good faith.
“Merger LLC” is defined in the Recitals of this Agreement.
“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.
“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.
“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Parent or any Partnership in which the Parent directly or indirectly owns an interest, but only with respect to Taxes imposed on such Partnership and allocable to the Parent, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Reference Assets attributable to each Partnership and excluding any deduction attributable to the Imputed Interest.
“Objection Notice” is defined in Section 2.04(a) of this Agreement.

“Parent” is defined in the Preamble of this Agreement.
“Partnership Agreement” means, with respect to a Partnership, the limited partnership agreement or similar agreement of such Partnership.
“Partnership Units” is defined in the Recitals of this Agreement.
“Partnerships” is defined in the Preamble of this Agreement.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means any direct or indirect transfer of one or more Partnership Units (i) that occurs prior to an Exchange of such Partnership Units, and (ii) to which either Section 734(b) or 743(b) of the Code applies.
“Principals” means the Persons set forth on Schedule B hereto and any additional Persons who may from time to time be designated by the Board as Principals; provided that (i) unless the Parent determines otherwise, if any Principal is an employee of the Parent or one or more of its Subsidiaries or Affiliates as of April 1, 2021 or thereafter-, such Person shall cease to be a Principal once such Person ceases to be an employee of the Parent or one or more of its Subsidiaries or Affiliates and (ii) a Person will be a Principal only with respect to the provisions of this Agreement, and subject to the limitations, set forth on Schedule B.
“Put Right” means a contractual right, pursuant to which a TRA Holder has the right, but not the obligation, to cause the Partnerships or their Affiliates to redeem all, or a portion of, such TRA Holder’s Partnership Units at a predetermined price.
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of the Parent or any Partnership in which the Parent directly or indirectly owns an interest, but only with respect to Taxes imposed on such Partnership and allocable to the Parent, using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Parent or any Partnership in which the Parent directly or indirectly owns an interest, but only with respect to Taxes imposed on such Partnership and allocable to the Parent, over the Non-Stepped Up Tax Liability for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.
“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.
“Reference Assets” is defined in the Recitals of this Agreement.
“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.
“SOFR” means a rate per annum equal to (a) the forward-looking secured overnight financing rate for a borrowing of one month as published by the SOFR Administrator on the SOFR Administrator’s

Website on the day immediately following the applicable measurement date plus (b) 0.10%. Such measurement date shall be: (i) the due date (without extensions) for filing the Parent’s Tax Return with respect to Taxes for such Taxable Year for purposes of calculating the Agreed Rate and (ii) the due date in respect of any Exchange Payment not made for purposes of calculating the Default Rate. Notwithstanding the foregoing, if at any time, for any reason, SOFR shall no longer be publicly available, the Parent will replace SOFR with a successor rate.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Subsequent Exchange” is defined in Section 4.01 of this Agreement.
“Subsidiaries” means, with respect to any Person, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the general partner interest, managing member interest or similar interest of such Person.
“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.
“Tax Election” is defined in the Recitals of this Agreement.
“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Exchange Date in which there is a Basis Adjustment due to an Exchange.
“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.
“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Third A&R Agreement” is defined in the Recitals of this Agreement.
“TRA Holder” is defined in the Preamble of this Agreement, and for the avoidance of doubt shall not include any direct or indirect holder of Partnership Units that is not a party to this Agreement.
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Valuation Assumptions” means, as of an Early Termination Date, with respect to the Parent, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Parent will have taxable income sufficient to fully utilize the tax benefits arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Parent on a pro rata basis from the date of the Early Termination Date through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets are deemed to be disposed of (A) with respect to fund related assets, pro-rata over the number of years remaining under the original fund agreement until expected liquidation (without extensions) of the applicable fund (or, (y) if such expected liquidation date has passed, on the Early Termination Date and (z) if with respect to “evergreen” funds, after eighteen (18) months) and (B) with respect to all other assets, on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date and (5) if an Early Termination is effected prior to an Exchange of Partnership Units, the first sentence of Section 2.01 shall be read to include the cash, Class A Shares or other consideration that would be transferred if the Exchange occurred on the Early Termination Date.
Section 1.01. Interpretation. Unless a clear contrary intention appears: (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (vii) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) “or” is used in the inclusive sense of “and/or”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) reference to dollars or $ shall be deemed to refer to U.S. dollars.
ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT
Section 2.01. Basis Adjustment. The Parent and the Partnerships, on the one hand, and the TRA Holders, on the other hand, acknowledge that, as a result of an Exchange, the Parent’s tax basis in the applicable Reference Assets shall be increased, if at all, as provided in the definition of Basis Adjustment. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts treated as interest under the Code) (A) will be treated as purchase price adjustments that result in additional Basis Adjustments to the Reference Assets for the Parent and (B) have the effect of creating additional Basis Adjustments to the Reference Assets for the Parent in the year such Tax Benefit Payments are made, and (ii) as a result, such additional Basis Adjustments will be included in computing the current year’s Tax Benefit Payment calculation and included in computing future years’ Tax Benefit Payment calculations, as appropriate.
Section 2.02. Exchange Basis Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of the Parent for each Taxable Year in which any Exchange has been effected, the Parent shall deliver to the Principals, at any Principal’s request, a schedule (an “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate and separately stated for each applicable TRA Holder, (iii) the period or periods, if any, over which the Reference Assets are amortizable or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions). For the avoidance of doubt, after a Principal has surrendered all of its

Partnership Units under the Exchange Agreement, the Parent shall no longer be obligated to provide an Exchange Basis Schedule (other than an Amended Schedule or an Exchange Basis Schedule for any previous Taxable Year in which the Principal surrendered its Partnership Units under the Exchange Agreement) with respect to such Principal under this Section 2.02.
Section 2.03. Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of the Parent for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Parent shall provide to the Principals, at any Principal’s request, a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year setting forth the Realized Tax Benefit or Realized Tax Detriment, as the case may be, for each TRA Holder (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided, and subject to the procedures set forth, in Section 2.04(b). For the avoidance of doubt, if a Principal has surrendered all of its Partnership Units under the Exchange Agreement and is no longer entitled to receive a Tax Benefit Payment under this Agreement, the Parent shall no longer be obligated to provide a Tax Benefit Schedule (other than an Amended Schedule or a Tax Benefit Schedule for any previous Taxable Year with respect to which the Principal received a Tax Benefit Payment) with respect to such Principal under this Section 2.03.
Section 2.04. Procedures, Amendments
(a) Procedure. Every time the Parent delivers to the Principals an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Parent shall also (x) deliver to the Principals schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the Principals reasonable access at no cost to the appropriate representatives at the Parent and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless a Principal, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or 30 calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides the Parent with notice (an “Objection Notice”) of a material objection to such Schedule made in good faith; provided that only Principals (or their designees) shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 2.04. If the parties, for any reason, are unable to successfully resolve the issues raised in such Objection Notice within 30 calendar days of receipt by the Parent of the Objection Notice, if with respect to an Exchange Basis Schedule, or 30 calendar days of receipt by the Parent of the Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the Principals, the Parent and such Principal shall employ the Reconciliation Procedures.
(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Parent (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was made available to the Principals, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).
ARTICLE III
TAX BENEFIT PAYMENTS
Section 3.01. Payments
(a) Payments. Within five calendar days of a Tax Benefit Schedule (or any amendment thereto) becoming final in accordance with Section 2.04(a) the Parent shall pay to each applicable TRA Holder for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). The portion of such Tax Benefit Payment that is payable to a particular TRA Holder shall be determined by taking into account (A) in the case of an Exchange by a TRA Holder (other than pursuant to the exercise of a Put Right), the portion of such Tax Benefit Payment attributable to such TRA Holder’s Exchanges and (B) in the case of AOH, the portion of such Tax Benefit Payment attributable to: (x) an Exchange pursuant to the exercise of a Put Right; (y) an Exchange by any Series (as defined in the AOH Partnership Agreement) pursuant to a Block Exchange (as defined in the Exchange Agreement) or similar transaction by such Series or (z) an Exchange prior to the Effective Date by a holder of Partnership Units who is not a TRA Holder, in all cases, for such Taxable Year, relative to the aggregate Tax Benefit Payments attributable to all Exchanges for such Taxable Year, provided that such accounting shall be determined by the Parent in good faith and exercising reasonable discretion. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by the applicable TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal income tax payments. For the avoidance of doubt, (A) no Tax Benefit Payment shall be made to any current or former holder of AOH Units or Partnership Units that is not a party to this Agreement and (B) AOH shall not be entitled to Tax Benefit Payments attributable to Exchanges on or after the Effective Date by holders of Partnership Units who are not TRA Holders. Notwithstanding anything herein to the contrary, in no event shall the aggregate Tax Benefit Payments to any TRA Holder (other than amounts treated as interest under the Code) in respect of the Exchanges under this Agreement exceed an amount equal to 85% of the portion of the Exchange Price paid to such TRA Holder (or in the case of AOH, the Exchange Price paid to the holders of Partnership Units who are not party to this Agreement and who effect their Exchanges prior to the Effective Date or the Exchange Price paid pursuant to the exercise of a Put Right, as applicable) pursuant to such Exchanges.
(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” shall equal: (1) the Parent’s Realized Tax Benefit, if any, for a Taxable Year plus (2) the excess of the Realized Tax Benefit reflected on an amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (3) an amount equal to the Parent’s Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (4) the excess of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the amended Tax Benefit Schedule for such previous Taxable Year; provided that (x) to the extent the amounts described in 3.01(b)(2), (3) and (4) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year and (y) no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Parent’s Tax Return with respect to Taxes for such Taxable Year until the Payment Date. For the avoidance of doubt, the Net Tax Benefit shall be calculated based on the Parent’s consolidated taxable income pursuant to Section 7.11(b), but the Imputed Interest shall be calculated based on the portion of the Tax Benefit Payment attributable to the Realized Tax Benefit generated by each Partnership. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Partnership Units that were exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.
Section 3.02. No Duplicative Payments. It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Parent’s Realized Tax Benefit and Interest Amount is paid to the TRA Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.
Section 3.03. Pro Rata Payments. For the avoidance of doubt, to the extent the Parent’s utilization of Tax benefits with respect to a Basis Adjustment is limited in a particular Taxable Year, or the Parent lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, the limitation on such Tax benefit shall be taken into account, or the Tax Benefit Payments shall be made, as the case may be, to each TRA Holder on a pro rata basis which reflects the proportion of the total amount of Tax benefits attributable to such TRA Holder relative to the aggregate Tax benefits for all of the TRA holders (as determined by the Parent in good faith and exercising reasonable discretion).
ARTICLE IV
TERMINATION
Section 4.01. Early Termination and Breach of Agreement.
(a) The Parent may terminate this Agreement with respect to all of the Partnership Units held (or previously held and exchanged) by the TRA Holders, or indirectly held by holders of AOH Units, at any time by paying to the TRA Holders the Early Termination Payment; provided that (a) this Agreement shall only terminate upon the receipt of the Early Termination Payment by the TRA Holders, and (b) the Parent may withdraw any notice to execute its termination rights under this Section 4.01 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Parent, the Parent shall not have any further payment obligations under this Agreement in respect of the TRA Holders, other than for any (a) Tax Benefit Payment agreed to by the Parent and the Principals as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after the Parent exercises its termination rights under this Section 4.01, the Parent shall have no obligations under this Agreement with respect to such Exchange.
(b) If the Parent breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Parent and any TRA Holders as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, if the Parent breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3), above or to seek specific performance of the terms hereof. The failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement; provided that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement if such payment is made within three months of the date such payment is due.
(c) The undersigned parties agree that the aggregate value of the Tax Benefit Payments cannot be ascertained with any reasonable certainty for U.S. federal income tax purposes.
Section 4.02. Early Termination Notice. If the Parent chooses to exercise its right of early termination under Section 4.01 above, the Parent shall deliver to the TRA Holders notice of such intention to exercise such right (“Early Termination Notice”) and shall deliver to the Principals a schedule (the “Early Termination Schedule”) specifying the Parent’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless a Principal, within 30 calendar days after receiving the Early Termination Schedule thereto provides the Parent with notice (“Early Termination Objection Notice”) of a material objection to such Schedule made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Parent of the Early Termination Objection Notice, the Parent and a Principal shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.
Section 4.03. Payment upon Early Termination. (a) Within three calendar days after agreement between the Principals and the Parent of the Early Termination Schedule, the Parent shall pay to the TRA

Holders an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to the bank accounts designated by each of the TRA Holders.
(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to a TRA Holder the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Parent to such TRA Holder beginning from the Early Termination Date assuming the Valuation Assumptions are applied.
ARTICLE V
LATE PAYMENTS
Section 5.01. Late Payments by the Parent. The amount of all or any portion of any Exchange Payment not made to the TRA Holders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.
ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION
Section 6.01. Principal Participation in the Parent’s and Partnerships’ Tax Matters. Except as otherwise provided herein, the Parent shall have full responsibility for, and sole discretion over, all Tax matters concerning the Parent and the Partnerships, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Parent shall notify each Principal of, and keep the Principals reasonably informed with respect to the portion of any audit of the Parent and the Partnerships by a Taxing Authority the outcome of which is reasonably expected to affect any TRA Holder’s rights and obligations under this Agreement, and shall provide to the Principals reasonable opportunity to provide information and other input to the Parent, the Partnerships and their respective advisors concerning the conduct of any such portion of such audit; provided that the Parent and each of the Partnerships shall not be required to take any action that is inconsistent with any provision of any of the Partnership Agreements.
Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, the Parent and the TRA Holders agree to report and cause to be reported for all purposes, including federal, state, local and foreign tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Parent in any Schedule required to be provided by or on behalf of the Parent under this Agreement.
Section 6.03. Cooperation. The TRA Holders shall (a) furnish to the Parent in a timely manner such information, documents and other materials as the Parent may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make themselves reasonably available to the Parent and its representatives to provide explanations of documents and materials and such other information as the Parent or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Parent shall reimburse the TRA Holders for any reasonable and documented third-party costs and expenses incurred pursuant to this Section 6.03.
ARTICLE VII
MISCELLANEOUS
Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by email upon confirmation of transmission by the sender’s server if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Parent, to:
Ares Management Corporation
1800 Avenue of the Stars, Suite 1400
Los Angeles, California 90067
(T) (310) 201-4100
Attention: General Counsel
Email: GeneralCounsel@aresmgmt.com
with a copy to:
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
(T) (310) 552-4200
Attention: Philippa Bond, P.C.
Jonathan Benloulou, P.C.
Email: Philippa Bond, P.C.
jonathan.benloulou@kirkland.com
If to the Parent, any Partnership or AOH, to:
c/o Ares Management Corporation
1800 Avenue of the Stars, Suite 1400
Los Angeles, California 90067
(T) (310) 201-4100
Attention: General Counsel
Email: GeneralCounsel@aresmgmt.com
with a copy to:
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
(T) (310) 552-4200
Attention: Philippa Bond, P.C.
Jonathan Benloulou, P.C.
Email: pippa.bond@kirkland.com
jonathan.benloulou@kirkland.com
If to Alleghany, to:
The address and electronic mail address set forth in the records of the Partnerships.
If to a Limited Partner, to:
The address and electronic mail address set forth in the records of AOH.
Any party may change its address or electronic mail address by giving the other party written notice of such new address in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), all of which shall constitute one and the same instrument.
Section 7.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.04. Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; provided, that the enforceability of Section 7.08 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not the laws of the State of Delaware.
Section 7.05. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, if the economic and legal substance of the arrangements contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such a determination, the Parent and the Principals shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.
Section 7.06. Successors; Assignment; Amendments; Waivers. No TRA Holder may assign this Agreement to any Person without the prior written consent of the Parent; provided that (i) except with respect to a transfer of Partnership Units (including indirectly through a transfer of AOH Units), to the extent the Partnership Units are effectively transferred by a TRA Holder (including indirectly through a transfer of AOH Units) in accordance with the terms of the relevant Partnership Agreements (or the AOH Partnership Agreement), the transferring TRA Holder shall have the option to assign to the transferee of such Partnership Units (including indirectly through a transfer of AOH Units) the transferring TRA Holder’s rights under this Agreement, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a TRA Holder pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent. For the avoidance of doubt, to the extent a Principal or other Person transfers Partnership Units (including indirectly through a transfer of AOH Units) to another Principal, the Principal receiving such Partnership Units (including indirectly through a transfer of AOH Units) shall have all rights under this Agreement with respect to such transferred Partnership Units as such Principal has, under this Agreement, with respect to the other Partnership Units directly or indirectly held by such Principal.
No provision of this Agreement may be amended unless such amendment is approved in writing by the Parent and by the Principals that control, directly or indirectly, at least two-thirds of the Partnership Units held by all Principals; provided that no such amendment shall be effective if such amendment will have a disproportionate adverse effect on the payments certain TRA Holders will or may receive under this Agreement unless all such TRA Holders disproportionately adversely affected consent in writing. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Parent shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Parent, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Parent would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, if a Principal transfers Partnership Units (including indirectly through a transfer of AOH Units), to a Permitted Transferee (as defined in the relevant Partnership Agreements), excluding any other Principal, such Principal shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02 or 6.01 with respect to such transferred Partnership Units.
Section 7.07. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
Section 7.08. Resolution of Disputes. (a) Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the parties to this Agreement, (ii) any party’s rights and obligations hereunder, (iii) the validity or scope of any provision of this Agreement, (iv) whether a particular dispute, claim or controversy is subject to arbitration under this Section 7.08, and (v) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final, binding and confidential arbitration in Los Angeles, California, before one arbitrator, conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor. Disputes shall be resolved in accordance with the Federal Arbitration Act, 9 U.S.C. §§1–16, and JAMS’ Comprehensive Arbitration Rules and Procedures then in effect. The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The prevailing party in any such arbitration proceeding, as determined by the arbitrator, or in any proceeding to enforce the arbitration award, will be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and attorneys’ fees. If no party entirely prevails in such arbitration or proceeding, the arbitrator or court shall apportion an award of such fees based on the relative success of each party. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail. The parties to the arbitration shall participate in the arbitration in good faith.
(b) The provisions of this Section 7.08 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, a party to an arbitration pursuant to this Section 7.08 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party consents that such a restraining order or injunction may be granted without the necessity of posting any bond.
(c) The details of any arbitration pursuant to this Section 7.08, including the existence and/or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided that such party may make such disclosures as are required by applicable law or legal process; provided further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 7.08 and who are obligated to keep such information confidential to the same extent as such party. If either party to the arbitration, as the case may be, receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such the party to the arbitration, as the case may be, shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
Section 7.09. Reconciliation. If the Parent and a Principal are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Parent, an Affiliate of the Parent or such Principal or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Parent, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Parent; except as provided in the next sentence. The Parent and each Principal shall bear their own costs and expenses of such proceeding, unless the Principal has a prevailing position that is more than 10% of the payment at issue, in which case the Parent shall reimburse such Principal for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The determinations of the Expert pursuant to this Section 7.09 shall be final and binding on the Parent and such Principal and may be entered and enforced in any court having jurisdiction.
Section 7.10. Withholding. The Parent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such TRA Holder. The TRA Holders shall provide the Parent with such withholding and other tax certificates (including all required attachments) as may be reasonably requested from time to time.
Section 7.11. Affiliated Corporations of the Holdcos; Consolidated Group; Transfers of Corporate Assets.
(a) Holdcos (other than the Parent) shall provide that all provisions of this Agreement shall correspondingly apply, including the payment of Tax Benefit Payments by any corporation owned directly or indirectly in whole or in part, now or in the future, by such Holdcos, with respect to any Realized Tax Benefit with respect to limited partnership interests in the other Ares Group entities, that are part of the Exchange and in which such corporation owns an interest, under the same terms and conditions as set forth in this Agreement, and such Holdcos shall cause such corporation to execute and deliver a joinder to this Agreement to such effect. If any Holdco (other than the Parent) elects to be treated or is otherwise treated as a corporation for tax purposes (which, for the avoidance of doubt, shall include the Parent for this purpose), then the provisions of this Agreement shall apply (w) to such Holdco or such entity as the case may be in the same manner as it applies to the Parent and (x) to each partnership, limited partnership and limited liability company Controlled by any such Holdco as if each such entity were a Partnership; provided that, if any Partnership Units or limited partnership interests in other Ares Group entities were Exchanged prior to an event described in the foregoing clause above or prior to the effectiveness of the Tax Election, then (y) such Exchange shall be treated for purposes of this Agreement as having occurred immediately after such event at the Market Value in existence at the time of such prior Exchange, and (z) the entity that is to be treated in the same manner as the Parent shall be required to make, or the Parent shall make on its behalf, the same Tax Benefit Payments pursuant to the terms of this Agreement that it would have been required to make had it been treated in the same manner as the Parent on the date of such Exchange; provided that such Tax Benefit Payments shall be payable only with respect to (I) Reference Assets that are still owned at the time of the event described in the foregoing clause above or prior to the effectiveness of the Tax Election, and (II) taxable years of such entity ending on or after the date of the event described in the foregoing clause above or ending on or after the effectiveness of the Tax Election.
(b) Each of the parties hereto agree that (i) the Parent is the common parent of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code, and (ii) the liability for Taxes of the Parent shall be calculated based on the consolidated net income of such affiliated or consolidated group and the provisions of this Agreement shall be applied with respect to such group as a whole and Tax Benefit Payments shall be computed with reference to the consolidated taxable income of such group as a whole, including with respect to any Holdco that elects to be treated or is otherwise treated as a corporation for tax purposes that becomes a member of such group.
(c) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code or any corresponding provisions of state, local or foreign law, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.
Section 7.12. Partnerships. The Parent agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the Effective Date, it shall cause such Person to execute and deliver a joinder to this Agreement and become a “Partnership” for all purposes of this Agreement.
Section 7.13. Conclusive Nature of Calculations. All determinations, interpretations, calculations, adjustments and other actions of the Parent or any Partnership or a designee of any of the foregoing that are within such Person’s authority hereunder (including in connection with the preparation of any Schedule) shall be made in good faith by such Person and shall be binding and conclusive absent manifest error. In connection with any such determination, interpretation, calculation, adjustment or other action, the Parent or any Partnership or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement, in such a manner as it determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive absent manifest error.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Ares Management Corporation

By:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

ARES HOLDINGS L.P.
By:	Ares Holdco LLC, its general partner

By:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

ARES OWNERS HOLDINGS L.P.
By:	Ares Partners Holdco LLC, its general partner

By:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Limited Partner signatures on file with the Parent.

Schedule A
[On file with the Parent]

Schedule B
Michael J Arougheti (for all purposes)
David B. Kaplan (for all purposes)
John H. Kissick (for all purposes)1
Antony P. Ressler (for all purposes)
Bennett Rosenthal (for all purposes)

1     References to John H. Kissick in the capacity of a “Principal” under the Agreement shall be deemed to be references to the estate of John H. Kissick.